Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-168171

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
0.900% Senior Notes due 2015.	$1,000,000,000	$136,400.00
2.800% Senior Notes due 2022.	$1,000,000,000	$136,400.00
Total	$2,000,000,000	$272,800.00

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus dated September 17, 2010)

$2,000,000,000

MARATHON OIL CORPORATION

$1,000,000,000 0.900% Senior Notes due 2015

$1,000,000,000 2.800% Senior Notes due 2022

The 0.900% Senior Notes due 2015 (the “2015 Notes”) will bear interest at the rate of 0.900% per year. The 2.800% Senior Notes due 2022 (the “2022 Notes” and, together with the 2015 Notes, the “Notes”) will bear interest at the rate of 2.800% per year. We will pay interest on each series of Notes on May 1 and November 1 of each year, beginning on May 1, 2013. The 2015 Notes will mature on November 1, 2015. The 2022 Notes will mature on November 1, 2022. We may redeem some or all of each series of Notes at any time at the redemption prices described under the caption “Description of the Notes—Optional Redemption.”

The Notes will be unsecured, unsubordinated obligations of our company and will rank equally with all of our other existing and future unsecured, unsubordinated indebtedness.

Investing in the Notes involves risks. See “Risk Factors” on page S-3 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per 2015 Note	Total	Per 2022 Note	Total
Public Offering Price	99.988%	$999,880,000	99.757%	$997,570,000
Underwriting Discount	0.350%	$3,500,000	0.650%	$6,500,000
Proceeds to Marathon Oil (before expenses)	99.638%	$996,380,000	99.107%	$991,070,000

Interest on the Notes will accrue from October 29, 2012.

The Notes will not be listed on any securities exchange. Currently, there is no public market for the Notes.

We expect to deliver the Notes to investors in registered book-entry form only through the facilities of The Depository Trust Company on or about October 29, 2012.

Joint Book-Running Managers

Citigroup		Morgan Stanley
J.P. Morgan	RBS	UBS Investment Bank

Senior Co-Managers

DNB Markets	HSBC	Mitsubishi UFJ Securities
RBC Capital Markets	Scotiabank	US Bancorp

Junior Co-Managers

Lloyds Securities	Mizuho Securities	PNC Capital Markets LLC
SMBC Nikko		SOCIETE GENERALE
BNY Mellon Capital Markets, LLC	Comerica Securities	Deutsche Bank Securities
Fifth Third Securities, Inc.		Goldman, Sachs & Co.
Loop Capital Markets		Standard Chartered Bank

October 24 , 2012

When making your investment decision in the Notes, you should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by us or on our behalf. No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us or on our behalf. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy securities other than the securities described in this prospectus supplement, or an offer to sell or the solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the accompanying prospectus nor any sale made under this prospectus supplement or the accompanying prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of Marathon Oil Corporation or any of its subsidiaries since the date of this prospectus supplement or that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct as of any time subsequent to the date of such information.

As used in this prospectus supplement, the terms “Marathon Oil,” “we,” “us” and “our” may, depending upon the context, refer to Marathon Oil Corporation or to Marathon Oil Corporation and its consolidated subsidiaries taken as a whole.

Prospectus Supplement

Prospectus

S-i

MARATHON OIL CORPORATION

General

Marathon Oil Corporation was incorporated in 2001 and is an international energy company engaged in exploration and production, oil sands mining and integrated gas with operations in the United States, Angola, Canada, Equatorial Guinea, the Kurdistan Region of Iraq, Libya, Norway, Poland and the United Kingdom.

Our operations are organized into three reportable segments:

•	Exploration and Production, which explores for, produces and markets liquid hydrocarbons and natural gas on a worldwide basis.

•	Oil Sands Mining, which mines, extracts and transports bitumen from oil sands deposits in Alberta, Canada, and upgrades the bitumen to produce and market synthetic crude oil and vacuum gas oil.

•	Integrated Gas, which produces and markets products manufactured from natural gas, such as liquefied natural gas and methanol, in Equatorial Guinea.

Our principal executive offices are located at 5555 San Felipe Street, Houston, Texas 77056-2723, and our telephone number at that location is (713) 629-6600. Our common stock trades on the New York Stock Exchange under the symbol “MRO.”

Recent Developments

As previously announced, we anticipate divestitures of $1.5 billion to $3 billion over the period of 2011 through 2013 in an ongoing effort to optimize our portfolio for profitable growth. To date, we have entered into agreements for approximately $1.1 billion in divestitures, of which more than $700 million have been completed.

Included in the $1.1 billion noted above is the pending sale of our Alaska Cook Inlet assets for $375 million, subject to purchase price adjustments. This transaction is currently under review by the Federal Trade Commission and the Alaska Attorney General’s office, which could impact the closing of this transaction.

In addition to these efforts, we have engaged in discussions with respect to a potential sale of a portion of our 20 percent outside-operated interest in the Athabasca Oil Sands Project in Alberta, Canada. Given the uncertainty of such a transaction, potential proceeds have not been included in our guidance of $1.5 billion to $3 billion in divestitures.

After making a substantial investment in the South Texas Eagle Ford resource play in 2011, we have acquired or reached agreements in principle to acquire almost 25,000 additional net acres in the core of the play at an approximate cost of $1 billion so far in 2012. The two major transactions were the acquisition of Paloma Partners II LLC, whereby we acquired over 17,100 net acres at a cost of $750 million, and a pending acquisition of approximately 4,300 net acres for a currently estimated $227 million, both excluding purchase price adjustments. The Paloma acquisition closed in August, while the pending transaction is expected to close in the fourth quarter 2012. The acreage in the pending acquisition overlaps our operated acreage, is currently producing 2,900 net barrels of oil equivalent per day (BOED) and will add 40 net drilling locations to our inventory.

This is expected to bring our position in the core of this liquids resource play to approximately 225,000 net acres. We have an additional 100,000 non-core net acres, which we are currently marketing for sale. The disposition of this acreage will not impact our previously disclosed target of 120,000 BOED by 2016 from the Eagle Ford.

The above discussion contains forward-looking statements with respect to projected asset dispositions, the sale of our Alaska assets, discussions with respect to a potential sale of a portion of our 20 percent interest in the

Athabasca Oil Sands Project (the “AOSP”), an additional acquisition in the Eagle Ford resource play, marketing of 100,000 net non-core acres in the Eagle Ford resource play and production estimates for the Eagle Ford resource play. The projected asset dispositions are based on current expectations, estimates and projections and are not guarantees of future performance. Actual results may differ materially from these expectations, estimates and projections and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and difficult to predict. The completion of the sale of our Alaska assets is subject to necessary government and regulatory approvals and customary closing conditions. The potential sale of a portion of our interest in the AOSP and the potential sale of 100,000 net non-core acres in the Eagle Ford resource play are subject to successful negotiations and execution of definitive agreements. The additional acquisition in the Eagle Ford resource play is subject to execution of final agreements and to customary closing conditions. Factors that could affect the expected production in the Eagle Ford include pricing, supply and demand for liquid hydrocarbons and natural gas, the amount of capital available for exploration and development, regulatory constraints, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we have included in our Annual Report on Form 10-K for the year ended December 31, 2011, and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in our forward-looking statements. Please read “Forward-Looking Statements” in the accompanying prospectus.

RISK FACTORS

Before making an investment in the Notes, you should consider carefully the risk factors identified in Part I, Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2011. You should also carefully consider the other information set forth in this prospectus supplement, the accompanying prospectus, any free writing prospectus prepared by us or on our behalf and the documents incorporated by reference in this prospectus supplement before making an investment decision in the Notes. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also materially impair our business operations. The events discussed in the risk factors incorporated by reference in this prospectus supplement and the accompanying prospectus may occur. If they do, our business, results of operations or financial condition could be materially adversely affected. In such case, the trading price of our securities, including the Notes, could decline and you might lose all or part of your investment.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of the Notes in this offering will be approximately $1.98 billion, after deducting underwriting discounts and our expenses of the offering. We currently intend to use the net proceeds to repay outstanding commercial paper obligations and for general corporate purposes. As of October 23, 2012, we had $1.8 billion in commercial paper outstanding under our U.S. commercial paper program, and the commercial paper had a weighted average interest rate of 0.4880%.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO

COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for each of the periods indicated, in each case determined on a total enterprise basis, are as follows:

	Year Ended December 31,					Six Months Ended June 30, 2012
	2007*	2008*	2009*	2010*	2011
Ratio of earnings to fixed charges	7.70	9.12	4.59	7.33	9.45	18.36

*	Our downstream business was spun off on June 30, 2011. All previous periods have been recast to reflect these businesses as discontinued operations.

Our ratio of earnings to combined fixed charges and preferred stock dividends is the same as our ratio of earnings to fixed charges. Currently, we have no preferred stock outstanding. Please see our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 for a description of the computation of our ratios of earnings to fixed charges. See “Where You Can Find More Information.”

DESCRIPTION OF THE NOTES

The following description of the Notes offered by this prospectus supplement is intended to supplement, and to the extent inconsistent to replace, the more general terms and provisions of the debt securities described in the accompanying prospectus, to which we refer you. We will issue the Notes pursuant to an officers’ certificate setting forth the specific terms applicable to the Notes. Each series of Notes is a separate series of debt securities. This description of the Notes is only a summary. You should read the indenture we refer to below and the Notes for more details regarding our obligations and your rights with respect to the Notes.

General

The 2015 Notes will mature on November 1, 2015. The 2022 Notes will mature on November 1, 2022. Each series of Notes will be issued in fully registered form only in denominations of $1,000 and integral multiples of $1,000.

The 2015 Notes and the 2022 Notes are initially being offered in the respective principal amounts of $1,000,000,000 and $1,000,000,000. We may, without the consent of the holders, increase such principal amounts in the future, on the same terms and conditions and with the same CUSIP numbers, as the Notes being offered by this prospectus supplement. We will not issue any such additional Notes unless the additional Notes are fungible with the Notes being issued hereby for U.S. federal income tax purposes. Interest on the Notes will accrue at the respective rates of 0.900% and 2.800% and will be payable semiannually on May 1 and November 1 of each year, beginning on May 1, 2013, to the persons in whose names the Notes are registered at the close of business on the April 15 and October 15 preceding the respective interest payment dates, except that interest payable at maturity shall be paid to the same persons to whom principal of the Notes is payable. Interest on the Notes will be paid on the basis of a 360-day year consisting of twelve 30-day months. The Notes will be issued under an indenture dated as of February 26, 2002, between The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and us.

Optional Redemption

Except as otherwise described below, the Notes of each series will be redeemable in whole at any time or in part from time to time, at our option, prior to the maturity date, in the case of the 2015 Notes and prior to August 1, 2022 in the case of the 2022 Notes, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes of that series to be redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 10 basis points for the 2015 Notes and 20 basis points for the 2022 Notes.

If the 2022 Notes are redeemed on or after August 1, 2022, we will pay a redemption price equal to 100% of the principal amount of the Notes redeemed.

In each case, we will pay accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

For purposes of the foregoing discussion of optional redemption, the following definitions are applicable:

“Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York or Houston, Texas and on which commercial banks are open for business in New York, New York and Houston, Texas.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, RBS Securities Inc. and UBS Securities LLC and their respective successors which we specify from time to time; provided, however, that if any of them ceases to be a dealer in U.S. Government securities (each a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee and agreed by Marathon Oil, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the Notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

Notice of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of record of the Notes to be redeemed at its registered address. The notice of redemption for the Notes will state, among other things, the series and amount of Notes to be redeemed, the redemption date, the redemption price and the place or places that payment will be made upon presentation and surrender of Notes to be redeemed. Unless we default in the payment of the redemption price, interest will cease to accrue on any Notes that have been called for redemption at the redemption date. If fewer than all of the Notes of a series are to be redeemed at any time, then, not more than 60 days prior to the redemption date, the particular Notes or portions thereof for redemption from the outstanding Notes not previously called shall be selected in accordance with DTC procedures.

Sinking Fund

There is no provision for a sinking fund for the Notes.

Ranking

The Notes will constitute unsecured and unsubordinated obligations of Marathon Oil Corporation and will rank equally with all its other existing and future unsecured and unsubordinated indebtedness.

We derive substantially all of our operating income from, and hold substantially all of our assets through, our subsidiaries. Accordingly, the Notes will be structurally subordinated to the liabilities of our subsidiaries, including trade payables. For a discussion of our holding company structure and our ability to obtain distributions of earnings and cash flows from our subsidiaries, see “Description of Debt Securities—General” in the accompanying prospectus.

As of June 30, 2012, our consolidated subsidiaries had approximately $11 million of indebtedness, excluding intercompany loans. As of June 30, 2012, as adjusted to give effect to the issuance of the Notes and our application of the net proceeds from that issuance as described under “Use of Proceeds,” we would have had an aggregate of $6.7 billion of consolidated indebtedness.

Certain Covenants

Certain covenants in the indenture limit our ability and the ability of our subsidiaries to:

•	create or permit to exist mortgages and other liens;

•	enter into sale and leaseback transactions; and

•	merge, consolidate or transfer all or substantially all of our assets.

The officers’ certificate with respect to each series of Notes will modify the covenant with regarding the creation of mortgages and other liens to state that Marathon Oil may, and may permit its subsidiaries to, grant mortgages or incur liens on property covered by the restriction described in “Description of Debt Securities— Restrictive Covenants Under the Senior Indenture— Creation of Certain Liens” in the accompanying prospectus as long as the net book value of the property so encumbered, together with all property subject to the restriction on sale and leaseback transactions described in “Description of Debt Securities— Restrictive Covenants Under the Senior Indenture—Limitations on Certain Sale and Leaseback Transactions” in the accompanying prospectus, does not, at the time such mortgage or lien is granted, exceed 15% of our “Consolidated Net Tangible Assets,” as such term is defined in the indenture.

For a description of these covenants, except as modified herein, see “Description of Debt Securities—Restrictive Covenants Under the Senior Indenture” and “Description of Debt Securities—Merger, Consolidation and Sale of Assets” in the accompanying prospectus.

Defeasance

Under certain circumstances, we will be deemed to have discharged the entire indebtedness on all of the outstanding Notes by defeasance. See “Description of Debt Securities—Satisfaction and Discharge; Defeasance Under the Senior Indenture” in the accompanying prospectus for a description of the terms of any discharge or defeasance.

Book-Entry System

We will issue the Notes of each series in the form of one or more fully registered global notes (each, a “global note”) initially in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”), or such other name as may be requested by an authorized representative of DTC. The global notes will be deposited with DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor. Unless and until definitive Notes are issued, all references to actions by holders of Notes issued in global form refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to the holders refer to payments and notices to the nominee of DTC as the registered holder of the offered Notes.

DTC has advised us and the underwriters as follows:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

•

DTC holds securities for its participating organizations, referred to as “direct DTC participants,” and facilitates the clearance and settlement of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in direct DTC participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•

Direct DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to the DTC system is also available to others, referred to as “indirect DTC participants,” for example, securities brokers and dealers, banks, trust companies and clearing corporations, that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

•

DTC is owned by The Depository Trust & Clearing Corporation, which is owned by a number of its direct participants and by the New York Stock Exchange, Inc., NYSE Alternext US LLC and the Financial Industry Regulatory Authority, Inc.

•	The rules applicable to DTC and its direct and indirect participants are on file with the Securities and Exchange Commission.

Purchases of Notes under the DTC system must be made by or through direct participants, which will receive a credit for the Notes in DTC’s records. The ownership interest of each actual purchaser of Notes is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners of the Notes will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.

To facilitate subsequent transfers, all Notes deposited by direct DTC participants are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes; DTC’s records reflect only the identity of the direct DTC participants to whose accounts such Notes are credited, which may or may not be the beneficial owners. The direct and indirect DTC participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct DTC participants, by direct DTC participants to indirect DTC participants, and by direct DTC participants and indirect DTC participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

The laws of some jurisdictions may require that certain persons take physical delivery in definitive form of securities which they own. Consequently, those persons may be prohibited from purchasing beneficial interests in the global notes from any beneficial owner or otherwise.

So long as DTC’s nominee is the registered owner of the global notes, such nominee for all purposes will be considered the sole owner or holder of the Notes for all purposes under the indenture. Except as provided below, beneficial owners will not be entitled to have any of the Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders thereof under the indenture.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Notes. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct DTC participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the omnibus proxy).

All payments on the global notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct DTC participants’ accounts upon DTC’s receipt of funds and corresponding detail information from trustees or issuers on payment dates in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) shall be the responsibility of the Trustee or us, disbursement of such payments to direct DTC participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect DTC participants.

DTC may discontinue providing its service as securities depositary with respect to the Notes at any time by giving reasonable notice to us or the Trustee. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). Under those circumstances, in the event that a successor securities depositary is not obtained, note certificates in fully registered form are required to be printed and delivered to beneficial owners of the global notes representing such Notes.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable (including DTC), but we take no responsibility for its accuracy.

Neither Marathon Oil, the Trustee nor the underwriters will have any responsibility or obligation to direct DTC participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any direct DTC participant with respect to any ownership interest in the Notes, or payments to, or the providing of notice to direct DTC participants or beneficial owners.

So long as the Notes are in DTC’s book-entry system, secondary market trading activity in the Notes will settle in immediately available funds. We will make all applicable payments on the Notes issued as global notes in immediately available funds.

See “Description of Debt Securities” in the accompanying prospectus for additional information concerning the Notes, the indenture and the book-entry system.

UNDERWRITING

Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, RBS Securities Inc. and UBS Securities LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of Notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount of 2015 Notes	Principal Amount of 2022 Notes
Citigroup Global Markets Inc.	$150,000,000	$150,000,000
Morgan Stanley & Co. LLC	150,000,000	150,000,000
J.P. Morgan Securities LLC	100,000,000	100,000,000
RBS Securities Inc.	100,000,000	100,000,000
UBS Securities LLC	100,000,000	100,000,000
DNB Markets, Inc.	40,000,000	40,000,000
HSBC Securities (USA) Inc.	40,000,000	40,000,000
Mitsubishi UFJ Securities (USA), Inc.	40,000,000	40,000,000
RBC Capital Markets, LLC	40,000,000	40,000,000
Scotia Capital (USA) Inc.	40,000,000	40,000,000
U.S. Bancorp Investments, Inc.	40,000,000	40,000,000
Lloyds Securities Inc.	20,000,000	20,000,000
Mizuho Securities USA Inc.	20,000,000	20,000,000
PNC Capital Markets LLC	20,000,000	20,000,000
SMBC Nikko Capital Markets Limited	20,000,000	20,000,000
SG Americas Securities, LLC	20,000,000	20,000,000
BNY Mellon Capital Markets, LLC	8,574,000	8,574,000
Comerica Securities, Inc.	8,571,000	8,571,000
Deutsche Bank Securities Inc.	8,571,000	8,571,000
Fifth Third Securities, Inc.	8,571,000	8,571,000
Goldman, Sachs & Co.	8,571,000	8,571,000
Loop Capital Markets LLC	8,571,000	8,571,000
Standard Chartered Bank	8,571,000	8,571,000

Total	$1,000,000,000	$1,000,000,000

Under the terms and conditions of the underwriting agreement, if the underwriters purchase any of the Notes, then the underwriters are obligated to purchase all of the Notes.

Each series of Notes is a new issue of securities with no established trading market and will not be listed on any national securities exchange. The underwriters have advised us that they intend to make a market for the Notes, but they have no obligation to do so and may discontinue market making at any time without providing notice. No assurance can be given as to the liquidity of any trading market for the Notes.

The underwriters propose to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to dealers at the public offering price less a concession not to exceed 0.200% of the principal amount in the case of the 2015 Notes and 0.400% of the principal amount in the case of the 2022 Notes. The underwriters may allow, and dealers may reallow a concession to certain other dealers not to exceed 0.100% of the principal amount in the case of the 2015 Notes and 0.200% of the principal amount in the case of the 2022 Notes. After the initial offering of the Notes to the public, the representatives may change the public offering prices and concessions.

Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

SMBC Nikko Capital Markets Limited is not a U.S. registered broker-dealer and, therefore, intends to participate in the offering outside of the United States and, to the extent that the offering is within the United States, as facilitated by an affiliated U.S. registered broker-dealer, SMBC Nikko Securities America, Inc. (“SMBC Nikko-SI”), as permitted under applicable law. To that end, SMBC Nikko Capital Markets Limited and SMBC Nikko-SI have entered into an agreement pursuant to which SMBC Nikko-SI provides certain advisory and/or other services with respect to this offering. In return for the provision of such services by SMBC Nikko-SI, SMBC Nikko Capital Markets Limited will pay to SMBC Nikko-SI a mutually agreed-fee.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes):

Paid By Marathon Oil
Per 2015 Note	0.350%
Per 2022 Note	0.650%

In connection with the offering, Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, RBS Securities Inc. and UBS Securities LLC, on behalf of the underwriters, may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Notes in this offering, if the syndicate repurchases previously distributed Notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering will be $2.5 million.

Some of the underwriters and their affiliates have, from time to time, performed various investment or commercial banking, financial advisory and lending services, including serving as counterparties to certain derivative and hedging arrangements, for us in the ordinary course of business for which they have received customary fees and expenses. Some of the underwriters or affiliates of some of the underwriters are lenders under some of our credit facilities. An affiliate of one of the underwriters, BNY Mellon Capital Markets, LLC, is the Trustee for the Notes.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

Baker Botts L.L.P., Houston, Texas, will pass on the validity of the Notes offered in this prospectus supplement. Cravath, Swaine and Moore LLP, New York, New York, will pass on various legal matters for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain information regarding estimates of quantities of oil and natural gas reserves of Marathon Oil Corporation included in the Annual Report on Form 10-K of Marathon Oil Corporation for the year ended December 31, 2011, was audited in part by Ryder Scott Company, L.P. and Netherland, Sewell & Associates, Inc., independent petroleum consultants. Additionally, certain information regarding estimates of synthetic crude oil reserves was based on reports prepared by GLJ Petroleum Consultants LTD., independent petroleum consultants. We have incorporated such information in this prospectus supplement by reference to such Annual Report on Form 10-K in reliance on the authority of each such firm as experts in such matters.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information we have filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus supplement and the accompanying prospectus form part of a registration statement we have filed with the SEC relating to, among other things, the Notes. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all the information we have included in the registration statement and the accompanying exhibits and schedules we have filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the Notes. The statements this prospectus supplement and the accompanying prospectus make pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions, and we qualify them in their entirety by reference to those exhibits for complete statements of their provisions. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement and the accompanying prospectus and is deemed to be part of this prospectus supplement, except to the extent superceded by information contained herein or information contained in documents we file or furnish to the SEC after the date hereof. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all the Notes are sold:

•	our annual report on Form 10-K for the year ended December 31, 2011;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012;

•	our current reports on Form 8-K filed with the SEC on April 10, 2012, April 26, 2012 and May 9, 2012; and

•	the description of our common stock contained in our current report on Form 8-K filed with the SEC on May 9, 2012.

We also incorporate by reference into this prospectus supplement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 from the date of this prospectus supplement until all of the Notes offered by this prospectus supplement have been issued as described in this prospectus supplement. We are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future current report on Form 8-K that we file with the SEC, unless otherwise specified in such current report.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning us at the following address:

Marathon Oil Corporation

5555 San Felipe Street

Houston, Texas 77056-2723

Attention: Corporate Secretary

Telephone: (713) 629-6600

Prospectus

Marathon Oil Corporation

5555 San Felipe Road

Houston, Texas 77056-2723

(713) 629-6600

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Preferred Stock

Warrants

Stock Purchase Contracts

Stock Purchase Units

We will provide additional terms of our securities in one or more supplements to this prospectus. You should read this prospectus and the related prospectus supplement carefully before you invest in our securities. No person may use this prospectus to offer and sell our securities unless a prospectus supplement accompanies this prospectus.

The Offering

We may offer from time to time:

•    senior debt securities;

•    subordinated debt securities;

•    common stock;

•    preferred stock;

•    warrants;

•    stock purchase contracts; and

•    stock purchase units.

Our common stock is listed on the New York Stock Exchange under the symbol “MRO.”

Investing in our securities involves risks that are referenced in the “Risk Factors” section on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 17, 2010.

About This Prospectus

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission using a “shelf” registration process. Using this process, we may offer any combination of the securities this prospectus describes in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

The Company

Marathon Oil Corporation, a Delaware corporation (“Marathon”), is an integrated international energy company. Together with its subsidiaries, Marathon is engaged in:

•	worldwide exploration, production and marketing of crude oil and natural gas;

•	mining, extraction and transportation of bitumen from oil sands deposits in Alberta, Canada, and upgrading of the bitumen for the production and marketing of synthetic crude oil and vacuum gas oil;

•	domestic refining, marketing and transportation of crude oil and petroleum products, primarily in the Midwest, upper Great Plains, Gulf Coast and southeastern regions of the United States; and

•	worldwide marketing and transportation of products manufactured from natural gas, such as liquefied natural gas and methanol.

In this prospectus, we refer to Marathon, its wholly owned and majority owned subsidiaries and its ownership interest in equity affiliates as “we” or “us,” unless we specifically state otherwise or the context indicates otherwise. Our principal executive offices are located at 5555 San Felipe Road, Houston, Texas 77056-2723, and our telephone number at that location is (713) 629-6600.

Risk Factors

You should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement, and under the caption “Risk Factors” in any of our filings with the U.S. Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 incorporated by reference in this prospectus, before making an investment decision. For more information, see “Where You Can Find More Information.”

Where You Can Find More Information

Marathon files annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information Marathon has filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about Marathon at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all the information we have included in the registration statement and the accompanying exhibits and schedules we have filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

The SEC allows us to “incorporate by reference” the information Marathon has filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that Marathon files with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings Marathon makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of this offering. The documents we incorporate by reference are:

•	our annual report on Form 10-K for the year ended December 31, 2009 (as amended on Septermber 17, 2010);

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010 (as amended on September 2, 2010);

•	our current reports on Form 8-K filed March 22, 2010, April 7, 2010, April 19, 2010, April 21, 2010, May 3, 2010 (as amended on June 14, 2010), and June 30, 2010; and

•	the description of our common stock contained in our registration statement on Form 8-A/A filed with the SEC on July 15, 2010.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning Marathon at the following address:

Marathon Oil Corporation

5555 San Felipe Road

Houston, Texas 77056-2723

Attention: Corporate Secretary

Telephone: (713) 629-6600

You should rely only on the information contained or incorporated by reference in this prospectus, the prospectus supplement and any pricing supplement. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, the prospectus supplement or any pricing supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus, the prospectus supplement and any pricing supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

Forward-Looking Statements

This prospectus, including the information we incorporate by reference, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify our forward-looking statements by words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “predicts,” “targets,” “projects,” “could,” “may,” “should” or “would” or other similar expressions that convey the uncertainty of future events or outcomes. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference.

Forward-looking statements may include, but are not limited to, statements that relate to (or statements that are subject to risks, contingencies or uncertainties that relate to): levels of revenues, gross margins, income from operations, net income or earnings per share; levels of capital, exploration, environmental or maintenance expenditures; the success or timing of completion of ongoing or anticipated capital, exploration or maintenance projects; volumes of production, sales, throughput or shipments of liquid hydrocarbons, natural gas and refined products; levels of worldwide prices of liquid hydrocarbons, natural gas and refined products; levels of reserves of liquid hydrocarbons, natural gas and synthetic crude oil; the acquisition or divestiture of assets; the effect of restructuring or reorganization of business components; the potential effect of judicial proceedings on our business and financial condition; and the anticipated effects of actions of third parties such as competitors, or federal, foreign, state or local regulatory authorities.

The forward-looking statements are not guarantees of future performance, and we caution you not to rely unduly on them. We have based many of these forward-looking statements on expectations and assumptions about future events that may prove to be inaccurate. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.

Use of Proceeds

Unless we inform you otherwise in the prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including repayment or refinancing of debt and funding for acquisitions, working capital requirements, capital expenditures and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

Ratios of Earnings to Fixed Charges and Earnings to

Combined Fixed Charges and Preferred Stock Dividends

Our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for each of the periods indicated, in each case determined on a total enterprise basis are as follows:

	Six Months Ended June 30,		Years Ended December 31,
	2010	2009*	2009*	2008*	2007*	2006*	2005*
Ratio of earnings to fixed charges	8.06	5.69	5.63	12.58	15.02	23.31	12.31

*	Our businesses in Ireland and Gabon were sold in 2009. All previous periods have been recast to reflect these businesses as discontinued operations.

The preferred stock outstanding for any period presented in the table above did not affect the earnings to fixed charges calculation, and, accordingly, our ratio of earnings to combined fixed charges and preferred stock dividends is the same as our ratio of earnings to fixed charges.

The term “earnings” is the amount resulting from adding the following items:

•	pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees;

•	fixed charges;

•	amortization of capitalized interest;

•	distributed income of equity investees; and

•	our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges;

and subtracting from the total the following:

•	interest capitalized;

•	preference security dividend requirements of consolidated subsidiaries; and

•	the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

For this purpose, “fixed charges” consists of:

•	interest expense on all indebtedness and amortization of debt discount and expense, including discontinued operations;

•	interest capitalized, including discontinued operations;

•	an estimate of the portion of annual rental expense on operating leases that represents the interest factor attributable to rentals, including discontinued operations; and

•	pre-tax earnings required to cover preferred stock dividend requirements of consolidated subsidiaries.

Description of Debt Securities

The debt securities this prospectus covers will be Marathon’s general unsecured obligations. The debt securities will be either senior debt securities or subordinated debt securities. Marathon will issue senior debt securities under a senior indenture dated February 26, 2002 between Marathon and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank), as trustee, and Marathon will issue subordinated debt securities under a subordinated indenture dated February 26, 2002 between Marathon and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank), as trustee. In this description, we sometimes call the senior indenture and the subordinated indenture the “indentures.”

We have summarized the provisions of the indentures and the debt securities below. You should read the indentures for more details regarding the provisions described below and for other provisions that may be important to you. We have filed the indentures with the SEC as exhibits to the registration statement, and we will include any other instrument establishing the terms of any debt securities we offer as exhibits to a filing we will make with the SEC in connection with that offering. See “Where You Can Find More Information.”

The following description primarily relates to senior debt securities that we may issue under the senior indenture. We have summarized some of the provisions of the subordinated indenture below under the caption “—Subordinated Debt Securities.” If we offer subordinated debt securities, we will provide more specific terms in the related prospectus supplement. In this summary description of the debt securities, all references to “Marathon,” “we” or “us” mean Marathon Oil Corporation only, unless we state otherwise or the context clearly indicates otherwise.

General

The senior debt securities will constitute senior debt of Marathon and will rank equally with all its unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to, and thus have a position junior to, any senior debt securities and all other senior debt of Marathon. Neither indenture limits the amount of debt we may issue under the indentures, and neither limits the amount of other unsecured debt or securities we may incur or issue. We may issue debt securities under either indenture from time to time in one or more series, each in an amount we authorize prior to issuance.

Marathon derives substantially all its operating income from, and holds substantially all its assets through, its subsidiaries. As a result, Marathon will depend on distributions of cash flow and earnings of its subsidiaries in order to meet its payment obligations under any debt securities it offers under this prospectus and its other obligations. These subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on Marathon’s debt securities or to provide Marathon with funds for its payment obligations, whether by dividends, distributions, loans or otherwise. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, could limit their ability to make payments or other distributions to Marathon and they could agree to contractual restrictions on their ability to make distributions.

Marathon’s right to receive any assets of any subsidiary, and therefore the right of the holders of Marathon’s debt securities to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if Marathon is a creditor of any subsidiary, Marathon’s rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by Marathon.

We may issue the debt securities of any series in definitive form or as a book-entry security in the form of a global security registered in the name of a depositary we designate.

We may issue the debt securities in one or more series with various maturities. They may be sold at par, at a premium or with an original issue discount.

Terms

The prospectus supplement relating to any series of debt securities being offered will specify whether the debt securities are senior debt securities or subordinated debt securities and will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the person or entity to whom any interest will be payable, if that person or entity is not the registered owner of the debt securities;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	the rates, which may be fixed or variable, per annum at which the debt securities will bear interest, if any, and the date or dates from which any interest will accrue;

•	the dates on which the interest, if any, on the debt securities will be payable, and the regular record dates for the interest payment dates or the method for determining those dates;

•	the place or places where payments on the debt securities will be payable;

•	the terms and conditions on which the debt securities may, under any optional or mandatory redemption provisions, be redeemed;

•	any mandatory or optional sinking fund or similar provisions or provisions for mandatory redemption or purchase at the option of the holder;

•	the denominations in which the debt securities will be issuable, if other than denominations of $1,000 or any multiple of that amount;

•	any index, formula or other method used to determine the amount of payment of principal of or any premium or interest on the debt securities;

•	if other than the currency of the United States of America, the currency of payment of principal of or any premium or interest on the debt securities;

•

if, at our election or the election of the holder, the principal of or any premium or interest on any debt securities is to be payable in one or more currencies or currency units other than those in which the debt securities are stated to be payable, the terms and conditions on which that election is to be made and the amount so payable;

•

if other than the full principal amount of the debt securities, the portion of the principal amount of the debt securities that will be payable on the declaration of acceleration of the maturity of the debt securities;

•	if the principal amount payable at maturity will not be determinable as of one or more dates prior to maturity, the amount that will be deemed to be the principal amount as of any such date;

•

any terms on which the debt securities may be convertible into or exchanged for securities or indebtedness of any kind of Marathon or of any other issuer or obligor and the terms and conditions on which a conversion or exchange will be effected, including the initial conversion or exchange price or rate, the conversion period and any other additional provisions;

•	the applicability of the defeasance provisions described below under “—Satisfaction and Discharge; Defeasance under the Senior Indenture,” and any conditions under which those provisions will apply;

•	if the debt securities will be issuable only in the form of a global security as described below under “—Book-entry Debt Securities,” the depositary for the debt securities;

•	any changes in or additions to the events of default or covenants this prospectus describes;

•	the payment of any additional amounts with respect to the debt securities; and

•	any other terms of the debt securities.

If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Restrictive Covenants Under the Senior Indenture

Marathon has agreed to two principal restrictions on its activities for the benefit of holders of the senior debt securities. The restrictive covenants summarized below will apply to a series of senior debt securities (unless waived or amended) as long as any of those senior debt securities are outstanding, unless the prospectus supplement for the series states otherwise.

Creation of Certain Liens

If Marathon or any subsidiary of Marathon mortgages or encumbers as security for money borrowed any property capable of producing oil or gas which (1) is located in the United States and (2) is determined to be a principal property by Marathon’s board of directors in its discretion, Marathon will, or will cause such subsidiary to, secure each series of senior debt equally and ratably with all obligations secured by the mortgage then being given. This covenant will not apply in the case of any mortgage:

•	existing on the date of the senior indenture;

•	incurred in connection with the acquisition or construction of any property;

•	previously existing on acquired property or existing on the property of any entity when it becomes a subsidiary of ours;

•	in favor of the United States, any state, or any agency, department, political subdivision or other instrumentality of either, to secure payments to us under the provisions of any contract or statute;

•

in favor of the United States, any state, or any agency, department, political subdivision or other instrumentality of either, to secure borrowings for the purchase or construction of the property mortgaged;

•

in connection with a sale or other transfer of (1) oil, gas or other minerals in place for a period of time until, or in an amount such that, the purchase will realize a specified amount of money or a specified amount of minerals or (2) any interest of the character commonly referred to as an “oil payment” or a “production payment”;

•	to secure the cost of the repair, construction, improvement, alteration, exploration, development or drilling of all or part of a principal property;

•	in various facilities and personal property located at or on a principal property;

•	arising in connection with the sale of accounts receivable resulting from the sale of oil or gas at the wellhead; or

•	that is a renewal of or substitution for any mortgage permitted under any of the provisions described in the preceding clauses.

In addition, Marathon may, and may permit its subsidiaries to, grant mortgages or incur liens on property covered by the restriction described above as long as the net book value of the property so encumbered, together with all property subject to the restriction on sale and leaseback transactions described below, does not, at the time such Mortgage or lien is granted, exceed 10% of our “Consolidated Net Tangible Assets,” which the senior indenture defines to mean the aggregate value of all assets of Marathon and its subsidiaries after deducting:

•	all current liabilities, excluding all long-term debt due within one year;

•	all investments in unconsolidated subsidiaries and all investments accounted for on the equity basis; and

•	all goodwill, patents and trademarks, unamortized debt discount and other similar intangibles;

all determined in conformity with generally accepted accounting principles and calculated on a basis consistent with our most recent audited consolidated financial statements.

Limitations on Certain Sale and Leaseback Transactions

Marathon and its subsidiaries are generally prohibited from selling and leasing back the principal properties described above under “—Creation of Certain Liens.” However, this covenant will not apply if:

•	the lease is an intercompany lease between Marathon and one of its subsidiaries or between any of its subsidiaries;

•	the lease is for a temporary period by the end of which it is intended that the use of the leased property will be discontinued;

•

Marathon or a subsidiary of Marathon could mortgage the property without equally and ratably securing the senior debt securities under the covenant described above under the caption “—Creation of Certain Liens”;

•

the transfer is incident to or necessary to effect any operating, farm-out, farm-in, unitization, acreage exchange, acreage contribution, bottom-hole or dry-hole arrangement or pooling agreement or other agreement of the same general nature relating to the acquisition, exploration, maintenance, development or operation of oil and gas properties in the ordinary course of business or as required by any regulatory agency having jurisdiction over the property; or

•

Marathon promptly informs the trustee of the sale, the net proceeds of the sale are at least equal to the fair value of the property and within 180 days of the sale the net proceeds are applied to the retirement or in-substance defeasance of our funded debt (subject to reduction, under circumstances the senior indenture specifies).

As of the date of this prospectus, neither Marathon nor any subsidiary of Marathon has any property that Marathon’s board of directors has determined to be a principal property.

Merger, Consolidation and Sale of Assets

The senior indenture provides that Marathon may not merge or consolidate with any other entity or sell or convey all or substantially all its assets except as follows:

•

Marathon is the continuing corporation or the successor entity (if other than Marathon) is a corporation or other entity organized under the laws of the United States or any state thereof that expressly assumes the obligations of Marathon under the senior indenture and the outstanding senior debt securities; and

•	immediately after the merger, consolidation, sale or conveyance, no event of default under the senior indenture shall have occurred and be continuing.

On the assumption by the successor of the obligations under the indentures, the successor will be substituted for Marathon, and Marathon will be relieved of any further obligation under the indentures and the debt securities.

Events of Default Under the Senior Indenture

The senior indenture defines an event of default with respect to the senior debt securities of any series as being:

(1)	Marathon’s failure to pay interest on any senior debt security of that series when due, continuing for 30 days;

(2)	Marathon’s failure to pay the principal of or premium on any senior debt security of that series when due and payable;

(3)	Marathon’s failure to deposit any sinking fund payment when due by the terms of the senior debt securities of that series;

(4)	Marathon’s failure to perform under any other covenant or warranty applicable to the senior debt securities of that series and not specifically dealt with in the definition of “event of default” for a period of 90 days after written notice to Marathon of that failure;

(5)	specified events of bankruptcy, insolvency or reorganization of Marathon; or

(6)	any other event of default provided with respect to the senior debt securities of that series.

The trustee is required to give holders of the senior debt securities of any series written notice of a default with respect to that series as provided by the Trust Indenture Act. In the case of any default of the character described above in clause (4) of the immediately preceding paragraph, no such notice to holders must be given until at least 60 days after the occurrence of that default.

Marathon is required annually to deliver to the trustee an officer’s certificate stating whether or not the signers have any knowledge of any default by Marathon in its performance and observance of any terms, provisions and conditions of the senior indenture.

In case an event of default (other than an event of default involving an event of bankruptcy, insolvency or reorganization of Marathon) shall occur and be continuing with respect to any series, the trustee or the holders of not less than 25% in principal amount of the senior debt securities of that series then outstanding may declare the principal amount of those senior debt securities (or, in the case of any senior debt securities Marathon issues at an original issue discount, the portion of such principal amount that we will specify in the applicable prospectus supplement) to be due and payable. If an event of default relating to any event of bankruptcy, insolvency or reorganization of Marathon occurs, the principal of all the senior debt securities then outstanding (or, in the case of any senior debt securities Marathon issues at an original issue discount, the portion of such principal amount that we will specify in the applicable prospectus supplement) will become immediately due and payable without any action on the part of the applicable trustee or any holder. The holders of a majority in principal amount of the outstanding senior debt securities of any series affected by the default may in some cases rescind this accelerated payment requirement. Depending on the terms of our other indebtedness, an event of default may give rise to cross defaults on our other indebtedness.

Any past default with respect to a series of senior debt securities may be waived on behalf of all holders of those senior debt securities by at least a majority in principal amount of the holders of the outstanding senior debt securities of that series, except a default:

•	in the payment of principal of or any premium or interest on any senior debt security of that series; or

•	respecting a covenant or provision that cannot be modified without the consent of the holder of each outstanding senior debt security of that series.

Any default that is so waived will cease to exist and any event of default arising from that default will be deemed to be cured for every purpose under the senior indenture, but no such waiver will extend to any subsequent or other default or impair any right arising from a subsequent or other default.

A holder of a senior debt security of any series will be able to pursue any remedy under the senior indenture only if:

•	the holder has given prior written notice to the trustee of a continuing event of default with respect to the senior debt securities of that series;

•

the holders of at least 25% in principal amount of the outstanding senior debt securities of that series have made a written request to the trustee to institute proceedings with respect to the event of default;

•	the holders making the request have offered the trustee reasonable indemnity against costs, expenses and liabilities to be incurred in compliance with the request;

•	the trustee for 60 days after its receipt of the notice, request and offer of indemnity has failed to institute any such proceeding; and

•	during that 60-day period, the holders of a majority in principal amount of the senior debt securities of that series do not give the trustee a direction inconsistent with the request.

Holders of senior debt securities, however, are entitled at any time to bring a lawsuit for the payment of principal and interest due on their debt securities on or after its due date. It is intended that rights provided for holders under the senior indenture are for the equal and ratable benefit of all such holders.

Modification of the Senior Indenture

Marathon and the trustee may modify the senior indenture without the consent of the holders of the senior debt securities for one or more of the following purposes:

•	to evidence the succession of another person to Marathon;

•	to add to covenants for the benefit of the holders of senior debt securities or to surrender any right or power conferred on Marathon by the senior indenture;

•	to add additional events of default for the benefit of holders of all or any series of senior debt securities;

•	to add or change provisions of the senior indenture to allow the issuance of senior debt securities in other forms;

•	to add to, change or eliminate any of the provisions of the senior indenture respecting one or more series of senior debt securities under conditions the senior indenture specifies;

•	to secure the senior debt securities under the requirements of the senior indenture or otherwise;

•	to establish the form or terms of senior debt securities of any series as permitted by the senior indenture;

•	to evidence the appointment of a successor trustee; or

•

to cure any ambiguity or to correct or supplement any provision of the senior indenture that may be defective or inconsistent with any other provision in the senior indenture, or to make any other provisions with respect to matters or questions arising under the senior indenture as shall not adversely affect the interests of the holders of senior debt securities of any series in any material respect.

Marathon and the trustee may otherwise modify the senior indenture or any supplemental senior indenture with the consent of the holders of not less than a majority in aggregate principal amount of each series of senior debt securities affected. However, without the consent of the holder of each outstanding senior debt security affected, no modification may:

•

change the fixed maturity or reduce the principal amount, reduce the rate or extend the time of payment of any premium or interest thereon, or change the currency in which the senior debt securities are payable, or adversely affect any right of the holder of any senior debt security to require Marathon to repurchase that senior debt security; or

•	reduce the percentage of senior debt securities required for consent to any such modification or supplemental indenture.

Satisfaction and Discharge; Defeasance Under the Senior Indenture

The senior indenture will be satisfied and discharged if:

•	Marathon delivers to the trustee all senior debt securities then outstanding for cancellation; or

•

all senior debt securities have become due and payable or are to become due and payable within one year or are to be called for redemption within one year and Marathon deposits an amount of cash sufficient to pay the principal of and premium, if any, and interest on those senior debt securities to the date of maturity or redemption.

In addition to the right of discharge described above, we may deposit with the trustee funds or government securities sufficient to make payments on the senior debt securities of a series on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the senior debt securities of that series (“legal defeasance”); or

•

we will no longer have any obligation to comply with the restrictive covenants under the senior indenture, and the related events of default will no longer apply to us, but some of our other obligations under the senior indenture and the senior debt securities of that series, including our obligation to make payments on those senior debt securities, will survive (“covenant defeasance”).

If we defease a series of senior debt securities, the holders of the senior debt securities of the series affected will not be entitled to the benefits of the senior indenture, except for our obligations to:

•	register the transfer or exchange of senior debt securities;

•	replace mutilated, destroyed, lost or stolen senior debt securities; and

•	maintain paying agencies and hold moneys for payment in trust.

As a condition to either legal defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the senior debt securities will not recognize gain or loss for federal income tax purposes as a result of the action.

Subordinated Debt Securities

Although the senior indenture and the subordinated indenture are generally similar and many of the provisions discussed above pertain to both senior and subordinated debt securities, there are many substantive differences between the two indentures. This section discusses some of those differences.

Subordination

Subordinated debt securities will be subordinate, in right of payment, to all “senior debt,” which the subordinated indenture defines to mean, with respect to Marathon, the principal of and premium, if any, and interest on:

•

all indebtedness of Marathon, whether outstanding on the date of the subordinated indenture or subsequently created, incurred or assumed, which is for money borrowed, or evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

•

any indebtedness of others of the kinds described in the preceding clause for the payment of which Marathon is responsible or liable (directly or indirectly, contingently or otherwise) as guarantor or otherwise; and

•

amendments, renewals, extensions and refundings of any indebtedness described in the two preceding clauses, unless in any instrument or instruments evidencing or securing that indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it is expressly provided that such indebtedness is not superior in right of payment to the subordinated debt securities of any series.

Terms of Subordinated Debt Securities May Contain Conversion or Exchange Provisions

The prospectus supplement for a particular series of subordinated debt securities will include some or all of the specific terms discussed above under “—General” and “—Terms.” Additionally, the prospectus supplement may contain subordination provisions (to the extent that those provisions might differ from those provided in the subordinated indenture) and, if applicable, conversion or exchange provisions.

Modification of the Subordinated Indenture

The subordinated indenture may be modified by Marathon and the trustee without the consent of the holders of the subordinated debt securities for one or more of the purposes we discuss above under “—Modification of the Senior Indenture.” Additionally, Marathon and the trustee may modify the subordinated indenture to make provision with respect to any conversion or exchange rights as contemplated in that indenture.

Defeasance of Subordinated Debt Securities

The subordination of the subordinated debt securities is expressly made subject to the provisions for legal defeasance and covenant defeasance (for similar provisions, see “—Satisfaction and Discharge; Defeasance Under the Senior Indenture.” On the effectiveness of any legal defeasance or covenant defeasance with respect to outstanding subordinated debt securities, those debt securities will cease to be subordinated.

Governing Law

New York law will govern the indentures and the debt securities.

The Trustee

The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank) is the trustee under each of the indentures. The Bank of New York Mellon Trust Company, N.A. also serves as trustee relating to a number of series of debt and other long-term repayment obligations of Marathon and its subsidiaries as of June 30, 2010. Certain affiliates of The Bank of New York Mellon Trust Company, N.A. perform certain commercial banking services for us for which they receive customary fees and are lenders under Marathon’s credit facility.

If an event of default occurs and is continuing, the trustee must use the degree of care and skill of a prudent person in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indentures at the request of any of the holders of any debt securities only after those holders have offered the trustee indemnity reasonably satisfactory to it.

Each indenture limits the right of the trustee, if it is one of our creditors, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee may engage in other transactions with us. If it acquires any conflicting interest, however, it must eliminate that conflict or resign.

Exchange, Registration and Transfer

Debt securities of any series will be exchangeable for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present registered debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

Unless we inform you otherwise in the prospectus supplement, we will appoint the trustee under each indenture as security registrar for the debt securities we issue in registered form under that indenture. If the prospectus supplement refers to any transfer agent initially designated by us, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We will be required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities or rescind the designation of any transfer agent. No service charge will be made for any registration of transfer or exchange of those securities. Marathon or the trustee may, however, require the payment of any tax or other governmental charge payable for that registration.

In the case of any redemption, neither the security registrar nor the transfer agent will be required to register the transfer of or exchange of any debt security:

•	during a period beginning 15 business days before the day of mailing of the relevant notice of redemption and ending on the close of business on that day of mailing; or

•	if we have called the debt security for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

Unless we inform you otherwise in the prospectus supplement, we will make payments on the debt securities in U.S. dollars at the office of the applicable trustee or any paying agent we designate. At our option, we may make payments by check mailed to the holder’s registered address or, with respect to global debt securities, by wire transfer. Unless we inform you otherwise in the prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in the prospectus supplement, we will designate the trustee under each indenture as our paying agent for payments on debt securities we issue under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will repay to us on our written request any funds they hold for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After repayment to us, holders entitled to those funds must look only to us for payment.

Book-entry Debt Securities

We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Description of Capital Stock

Marathon’s authorized capital stock consists of:

•	1,100,000,000 shares of common stock; and

•	26,000,000 shares of preferred stock, issuable in series.

Each authorized share of common stock has a par value of $1.00. The authorized shares of preferred stock have no par value. As of June 30, 2010, 709,564,399 shares of common stock were issued and outstanding, and 60,573,686 shares of common stock were held as treasury shares. As of June 30, 2010, no shares of Marathon’s preferred stock were issued and outstanding.

In the discussion that follows, we have summarized the material provisions of Marathon’s restated certificate of incorporation and by-laws relating to its capital stock. This discussion is subject to the relevant provisions of Delaware law and is qualified in its entirety by reference to Marathon’s restated certificate of incorporation and by-laws. You should read the provisions of the restated certificate of incorporation and by-laws as currently in effect for more details regarding the provisions described below and for other provisions that may be important to you. We have filed copies of those documents with the SEC, and they are incorporated by reference as exhibits to the registration statement. See “Where You Can Find More Information.”

Common Stock

Each share of common stock has one vote in the election of each director and on all other matters voted on generally by the stockholders. No share of common stock affords any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so. Marathon’s board of directors may grant holders of preferred stock, in the resolutions creating the series of preferred stock, the right to vote on the election of directors or any questions affecting Marathon.

Holders of common stock will be entitled to dividends in such amounts and at such times as Marathon’s board of directors in its discretion may declare out of funds legally available for the payment of dividends. Dividends on the common stock will be paid at the discretion of Marathon’s board of directors after taking into account various factors, including:

•	our financial condition and performance;

•	our cash needs and capital investment plans;

•	our obligations to holders of any preferred stock we may issue;

•	income tax consequences; and

•	the restrictions Delaware and other applicable laws then impose.

In addition, the terms of the loan agreements, indentures and other agreements we enter into from time to time may restrict the payment of cash dividends.

If Marathon liquidates or dissolves its business, the holders of common stock will share ratably in all assets available for distribution to stockholders after Marathon’s creditors are paid in full and the holders of all series of Marathon’s outstanding preferred stock, if any, receive their liquidation preferences in full.

The common stock has no preemptive rights and is not convertible or redeemable or entitled to the benefits of any sinking or repurchase fund. All issued and outstanding shares of common stock are fully paid and nonassessable. Any shares of common stock Marathon may offer and sell under this prospectus will also be fully paid and nonassessable.

Marathon’s outstanding shares of the common stock are listed on the New York Stock Exchange and trade under the symbol “MRO.” Any additional shares of common stock Marathon may offer and sell under this prospectus will also be listed on the New York Stock Exchange.

The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.

Preferred Stock

At the direction of its board of directors, without any action by the holders of its common stock, Marathon may issue one or more series of preferred stock from time to time. Marathon’s board of directors can determine the number of shares of each series of preferred stock and the designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions applicable to any of those rights, including dividend rights, voting rights, conversion or exchange rights, terms of redemption and liquidation preferences, of each series.

The prospectus supplement relating to any series of preferred stock Marathon offers will include specific terms relating to the offering. These terms will include some or all of the following:

•	the series designation of the preferred stock;

•	the maximum number of shares of the series;

•	the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

•	any liquidation preference;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to redeem or repurchase the preferred stock;

•	any terms for the conversion or exchange of the preferred stock for any other securities;

•	any voting rights; and

•	any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

Any preferred stock Marathon offers and sells under this prospectus will be fully paid and nonassessable.

The registration statement will include the certificate of designation as an exhibit or will incorporate the certificate of designation by reference. You should read that document for provisions that may be important to you.

The existence of undesignated preferred stock may enable Marathon’s board of directors to render more difficult or to discourage an attempt to obtain control of Marathon by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of its management. The issuance of shares of preferred stock may adversely affect the rights of the holders of common stock. For example, any preferred stock issued may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock may discourage bids for common stock or may otherwise adversely affect the market price of the common stock or any existing preferred stock.

Limitation on Directors’ Liability

Delaware law authorizes Delaware corporations to limit or eliminate the personal liability of their directors to them and their stockholders for monetary damages for breach of a director’s fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations Delaware law authorizes, directors of Delaware corporations are accountable to those corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables Delaware corporations to limit available relief to equitable remedies such as injunction or rescission. Marathon’s restated certificate of incorporation limits the liability of the members of its board of directors by providing that no director will be personally liable to Marathon or its stockholders for monetary damages for any breach of the director’s fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to Marathon or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

•	for any transaction from which the director derived an improper personal benefit.

This provision could have the effect of reducing the likelihood of derivative litigation against Marathon’s directors and may discourage or deter Marathon’s stockholders or management from bringing a lawsuit against Marathon’s directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Marathon and its stockholders. Marathon’s by-laws provide indemnification to its officers and directors and other specified persons with respect to their conduct in various capacities.

Statutory Business Combination Provision

As a Delaware corporation, Marathon is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a Delaware corporation’s outstanding voting stock or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years following the date that person became an interested stockholder unless:

•

before that person became an interested stockholder, the board of directors of the corporation approved the transaction in which that person became an interested stockholder or approved the business combination;

•

on completion of the transaction that resulted in that person’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than stock held by (1) directors who are also officers of the corporation or (2) any employee stock plan that does not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

following the transaction in which that person became an interested stockholder, both the board of directors of the corporation and the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by that person approve the business combination.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if a majority of the directors who were directors prior to any person’s becoming an interested stockholder during the previous three years, or were recommended for election or elected to succeed those directors by a majority of those directors, approve or do not oppose that extraordinary transaction.

Other Matters

Some of the provisions of Marathon’s restated certificate of incorporation and by-laws discussed below may have the effect, either alone or in combination with the provisions of Marathon’s restated certificate of incorporation discussed above and Section 203 of the Delaware General Corporation Law, of making more difficult or discouraging a tender offer, proxy contest, merger or other takeover attempt that Marathon’s board of directors opposes but that a stockholder might consider to be in its best interest.

Marathon’s restated certificate of incorporation provides that its stockholders may act only at an annual or special meeting of stockholders and may not act by written consent. Marathon’s by-laws provide that special meetings may be called by its board of directors or upon the request of stockholders who individually, or collectively, own not less than 25% of outstanding shares of Marathon common stock.

Marathon’s restated certificate of incorporation provides that the number of directors will be fixed from time to time by, or in the manner provided in, its by-laws, but will not be less than three.

Marathon’s by-laws contain advance-notice and other procedural requirements that apply to stockholder nominations of persons for election to the board of directors at any annual meeting of stockholders and to stockholder proposals that stockholders take any other action at any annual meeting. A stockholder proposing to nominate a person for election to the board of directors or proposing that any other action be taken at an annual meeting of stockholders must give Marathon’s corporate secretary written notice of the proposal not less than 90 days and not more than 120 days before the first anniversary of the date on which Marathon first mailed its proxy materials for the immediately preceding year’s annual meeting of stockholders. These stockholder proposal deadlines are subject to exceptions if the pending annual meeting date is more than 30 days prior to or more than 30 days after the first anniversary of the immediately preceding year’s annual meeting. Marathon’s by-laws prescribe specific information that any such stockholder notice must contain. These advance-notice provisions may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to Marathon and its stockholders.

Marathon’s restated certificate of incorporation provides that its stockholders may adopt, amend and repeal its by-laws at any regular or special meeting of stockholders by an affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on that action, provided the notice of intention to adopt, amend or repeal the by-laws has been included in the notice of that meeting.

Description of Warrants

Marathon may issue warrants to purchase debt securities, common stock, preferred stock or other securities. Marathon may issue warrants independently or together with other securities. Warrants issued with other securities may be attached to or separate from those other securities. If Marathon issues warrants, it will do so under one or more warrant agreements between Marathon and a warrant agent that we will name in the prospectus supplement.

If Marathon offers any warrants, we will file the forms of warrant certificate and warrant agreement with the SEC, and you should read those documents for provisions that may be important to you.

The prospectus supplement relating to any warrants being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•

the designation, number and terms of the debt securities, common stock, preferred stock or other securities purchasable on exercise of the warrants, and procedures that may result in the adjustment of those numbers;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other terms of the warrants.

Warrant certificates will be exchangeable for new warrant certificates of different denominations at the office indicated in the prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities subject to the warrants.

Modifications

Marathon may amend the warrant agreements and the warrants without the consent of the holders of the warrants to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding warrants.

Marathon may also modify or amend various other terms of the warrant agreements and the warrants with the consent of the holders of not less than a majority in number of the then outstanding unexercised warrants affected. Without the consent of the holders affected, however, no modification or amendment may:

•	shorten the period of time during which the warrants may be exercised; or

•	otherwise materially and adversely affect the exercise rights of the holders of the warrants.

Enforceability of Rights

The warrant agent will act solely as Marathon’s agent and will not assume any agency or trust obligation or relationship for or with any holder or beneficial owner of warrants. The warrant agent will not have any duty or responsibility if Marathon defaults under the warrant agreements or the warrant certificates. A warrant holder may, without the consent of the warrant agent, enforce by appropriate legal action on its own behalf the holder’s right to exercise the holder’s warrants.

Description of Stock Purchase Contracts and Stock Purchase Units

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock at a future date or dates. We may fix the price per share of common stock and the number of shares of common stock at the time the stock purchase contracts are issued or by reference to a specific formula set forth in the stock purchase contracts. We may issue the stock purchase contracts separately or as part of units, which we refer to as “stock purchase units,” consisting of a stock purchase contract and our debt securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or refunded on some basis.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts and, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units. The applicable prospectus supplement will also describe material U.S. federal income tax considerations applicable to the stock purchase units and the stock purchase contracts.

Plan of Distribution

We may sell the securities in and outside the United States through underwriters or dealers, directly to purchasers or through agents.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of the offered securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to several conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from various types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions the prospectus supplement describes. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

Legal Matters

Baker Botts L.L.P., Houston, Texas, our outside counsel, will issue an opinion about the legality of any securities we offer through this prospectus. Any underwriters will be advised about issues relating to any offering by their own legal counsel.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated herein by reference to the Annual Report on Form 10-K of Marathon Oil Corporation for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Estimates of quantities of estimated proved natural gas and oil reserves of Marathon Oil Corporation and related future net cash flows and the present values thereof, included in the Annual Report on Form 10-K of Marathon Oil Corporation for the year ended December 31, 2009, as amended, were audited in part by Ryder Scott Company, L.P., and Netherland, Sewell and Associates, Inc., independent petroleum engineers. Additionally, estimates of synthetic crude oil reserves were based on reports prepared by GLJ Petroleum Consultants, Ltd., independent petroleum engineers. We have incorporated these estimates in this prospectus by reference to such annual report in reliance on the authority of each such firm as experts in such matters

$2,000,000,000

MARATHON OIL CORPORATION

$1,000,000,000 0.900% Senior Notes due 2015

$1,000,000,000 2.800% Senior Notes due 2022

PROSPECTUS SUPPLEMENT

October 24, 2012

Joint Book-Running Managers

Citigroup		Morgan Stanley
J.P. Morgan	RBS	UBS Investment Bank

Senior Co-Managers

DNB Markets	HSBC	Mitsubishi UFJ Securities
RBC Capital Markets	Scotiabank	US Bancorp

Junior Co-Managers

Lloyds Securities	Mizuho Securities	PNC Capital Markets LLC
SMBC Nikko		SOCIETE GENERALE
BNY Mellon Capital Markets, LLC	Comerica Securities	Deutsche Bank Securities
Fifth Third Securities, Inc.		Goldman, Sachs & Co.
Loop Capital Markets		Standard Chartered Bank